Exhibit 23.9

[Letterhead of Tetra Tech, Inc.]

CONSENT OF TETRA TECH, INC.

The undersigned, Tetra Tech, Inc., hereby states as follows:

Our firm prepared an independent technical study, completed in 2008 (the “Technical Study”) concerning mineral resources in the Mt. Todd property, for Vista Gold Corp. (the “Company”), portions of which are summarized under: (i) the caption “Item 2. Properties — Mt. Todd — Geology” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”); (ii) the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other — Updated Gold Resource Calculation for the Mt. Todd Gold Project” and “ — Subsequent Events — Mt. Todd Gold Project Resource Update” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “March Form 10-Q”); and (iii) the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other — Mt. Todd Gold Project Resource Update” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (the “June Form 10-Q” and with the March Form 10-Q, the “Forms 10-Q”). Each of the Form 10-K and the Forms 10-Q is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in this Registration Statement of the summary information concerning the Technical Study, including the references to our firm included with such information, as set forth above in the Form 10-K and in the Forms 10-Q.

Tetra Tech, Inc.

By:	/s/ John W. Rozelle
	Name:	John W. Rozelle
	Title:	Principal Geologist

Date: July 31, 2008